Exhibit 10.3

MEGA MATRIX CORP.

RESTRICTED STOCK UNIT AWARD AGREEMENT UNDER THE

MEGA MATRIX CORP. AMENDED AND RESTATED 2021 EQUITY INCENTIVE PLAN

TO:	Xiangchen Gao

To encourage your service as the chief operating officer of Mega Matrix Corp. (the “Company”) or its subsidiary, you have been granted this restricted stock unit award (the “Award”) pursuant to the Company’s Amended and Restated 2021 Equity Incentive Plan (the “Plan”). The Award represents the right to receive shares of common stock (the “Shares”), par value $0.001 per share, of the Company subject to the fulfillment of the vesting conditions set forth in this agreement (this “Agreement”).

The terms of the Award are as set forth in this Agreement and in the Plan. The Plan is incorporated into this Agreement by reference, which means that this Agreement is limited by and subject to the express terms and provisions of the Plan. In the event of a conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control. Capitalized terms that are not defined in this Agreement have the meanings given to them in the Plan. The most important terms of the Award are summarized as follows:

1.	Award Date: January 18, 2024

2.	Number of Restricted Stock Units Subject to this Award: 24,000

3.	Vesting Schedule: The Award shall become vested in installments on the dates indicated in the following table:

Vesting Date	Number of RSU Vested
February 28, 2024	6,000
May 30, 2024	6,000
August 31, 2024	6,000
November 30, 2024	6,000

4. Conversion of Restricted Stock Units and Issuance of Shares. Upon vesting of the Award (each, a “Vest Date”), one Share shall be issuable for each restricted stock unit that vests on such Vest Date, subject to the terms and provisions of the Plan and this Agreement. Thereafter, the Company will transfer such Shares to you upon satisfaction of any required tax withholding obligations. No fractional shares shall be issued under this Agreement.

5. Termination of Service. The unvested portion of the Award will terminate automatically and be forfeited to the Company immediately and without further notice upon termination of your service to the Company for any reason (including as a result of death or disability). No Shares shall be issued or issuable with respect to any portion of the Award that terminates unvested and is forfeited.

6. Right to Shares. You shall not have any right in, to or with respect to any of the Shares (including any voting rights or rights with respect to dividends paid on the Shares) issuable under the Award until the Award is settled by the issuance of such Shares to you.

7. Withholding of Taxes.

(a) Notwithstanding any contrary provision of this Agreement, no Shares will be issued to you, unless and until satisfactory arrangements (as determined by the Administrator) will have been made by you with respect to the payment of income (including federal, state, foreign and local taxes), employment, social insurance, payroll tax, payment on account and other taxes which the Company determines must be withheld with respect to such Shares so issuable (the “Withholding Taxes”). You acknowledge that the ultimate liability for all Withholding Taxes legally due by you is and remains your responsibility and that the Company (i) makes no representations or undertakings regarding the treatment of any Withholding Taxes in connection with any aspect of the Award, including the grant of the Award, the vesting of Award, the settlement of the Award in Shares or the receipt of an equivalent cash payment, the subsequent sale of any Shares acquired at vesting and the receipt of any dividends; and (ii) does not commit to structure the terms of the grant or any aspect of the Award to reduce or eliminate your liability for Withholding Taxes.

(b) To satisfy the Withholding Taxes, the Company may withhold otherwise deliverable Shares upon vesting of the Award, according to the vesting schedule, having a Fair Market Value (as defined in the Plan) equal to the minimum amount required to be withheld for the payment of the Withholding Taxes pursuant to such procedures as the Administrator may specify from time to time. The Company will not retain fractional Shares to satisfy any portion of the Withholding Taxes. If the Administrator determines that the withholding of whole Shares results in an over-withholding to meet the minimum tax withholding requirements, a reimbursement will be made to you as soon as administratively possible.

(c) If the Company does not withhold the Shares as described above, prior to the issuance of Shares upon vesting of the Award or the receipt of an equivalent cash payment, you shall pay, or make adequate arrangements satisfactory to the Company (in its sole discretion) to satisfy all withholding and payment on account obligations of the Company. In this regard, you authorize the Company to withhold all applicable Withholding Taxes legally payable by you from your wages or other cash compensation payable to you by the Company or from any equivalent cash payment received upon vesting of the Award. Alternatively, or in addition, if permissible under local and applicable law, you may instruct and authorize the Administrator to pay Withholding Taxes, in whole or in part, by one of the additional following alternatives:

(i) You providing irrevocable instructions to a Company-designated broker to deliver cash to the Company from your previously established account with such broker equal to the Withholding Taxes; or

(ii) You providing irrevocable instructions to a Company-designated broker to sell a sufficient number of Shares otherwise deliverable to you having a Fair Market Value equal to the Withholding Taxes provided that such sale does not violate Company policy or Applicable Laws.

(d) The Company may refuse to issue any Shares to you until you satisfy your Withholding Taxes. To the maximum extent permitted by law, the Company has the right to retain without notice from Shares issuable under the Award or from salary payable to you, Shares or cash having a value sufficient to satisfy the Withholding Taxes.

8. Securities Laws and Representations. You acknowledges that the Plan is intended to conform to the extent necessary with all applicable federal, state and foreign securities laws (including the Securities Act and the Exchange Act) and any and all regulations and rules promulgated thereunder by the Securities and Exchange Commission or any other governmental regulatory body. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the shares are to be issued, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations. Without limiting the foregoing, the Award is being granted to the Participant, upon the Shares issued to you upon settlement of the restricted stock units, and this Agreement is being made by the Company in reliance upon the following express representations and warranties by you. You hereby acknowledges, represents and warrants that:

(a) You have been advised that you may be an “affiliate” within the meaning of Rule 144 under the Securities Act of 1933 (the “Securities Act”) and in this connection the Company is relying in part on your representations set forth in herein;

(b) Any Shares issued to you upon settlement of the restricted stock units must be held indefinitely by you unless (i) an exemption from the registration requirements of the Securities Act is available for the resale of such Shares, or (ii) the Company files an additional registration statement (or a “re-offer prospectus”) with regard to the resale of such Shares, and the Company is under no obligation to continue in effect a Form S-8 Registration Statement or to otherwise register the resale of such shares of Common Stock (or to file a “re-offer prospectus”);

(c) The exemption from registration under Rule 144 shall not be available under current law unless (i) a public trading market then exists for the Shares, (ii) adequate information concerning the Company is then available to the public, and (iii) other terms and conditions of Rule 144 or any exemption therefrom are complied with, and that any sale of Shares issued you upon settlement of the restricted stock units may be made only in limited amounts in accordance with, such terms and conditions; and

(d) The Company will not be obligated to issue any Shares with respect to this Award unless such Shares are at that time effectively registered or exempt from registration under federal securities laws and the offer and sale of the Shares are otherwise in compliance with all applicable state securities laws.

9. Limitation on Rights; No Right to Future Grants; Extraordinary Item. By entering into this Agreement and accepting the Award, you acknowledge that: (a) the Plan is discretionary and may be modified, suspended or terminated by the Company at any time as provided in the Plan; (b) the grant of the Award is a one-time benefit and does not create any contractual or other right to receive future grants of awards or benefits in lieu of awards; (c) all determinations with respect to any such future grants, including, but not limited to, the times when awards will be granted, the number of shares subject to each award, the award price, if any, and the time or times when each award will be settled, will be at the sole discretion of the Company; (d) your participation in the Plan is voluntary; (e) the value of the Award is an extraordinary item which is outside the scope of your service contract, if any; (f) the Award is not part of normal or expected compensation for any purpose, including without limitation for calculating any benefits, severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (g) the future value of the Shares subject to the Award is unknown and cannot be predicted with certainty, (h) neither the Plan, the Award nor the issuance of the Shares confers upon you any right to continue in the service of (or any other relationship with) the Company, and (i) the grant of the Award will not be interpreted to form an employment relationship with the Company.

10. Compliance With Section 409A Of The Code. This Award is intended to be exempt from the application of Section 409A of the Internal Revenue Code (the “Code”), including but not limited to by reason of complying with the “short-term deferral” rule set forth in Treasury Regulation Section 1.409A-1(b)(4) and any ambiguities herein shall be interpreted accordingly. Notwithstanding the foregoing, if it is determined that the Award fails to satisfy the requirements of the short-term deferral rule and is otherwise not exempt from, and determined to be deferred compensation subject to Section 409A of the Code, this Award shall comply with Section 409A to the extent necessary to avoid adverse personal tax consequences and any ambiguities herein shall be interpreted accordingly. If it is determined that the Award is deferred compensation subject to Section 409A and you are a “Specified Employee” (within the meaning set forth in Section 409A(a)(2)(B)(i) of the Code) as of the date of your “Separation from Service” (as defined in Section 409A), then the issuance of any shares that would otherwise be made upon the date of your Separation from Service or within the first six (6) months thereafter will not be made on the originally scheduled date(s) and will instead be issued in a lump sum on the date that is six (6) months and one day after the date of the Separation from Service, with the balance of the shares issued thereafter in accordance with the original vesting and issuance schedule set forth above, but if and only if such delay in the issuance of the shares is necessary to avoid the imposition of adverse taxation on you in respect of the shares under Section 409A of the Code. Each installment of shares that vests is intended to constitute a “separate payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2).

11. Execution of Award Agreement. Please acknowledge your acceptance of the terms and conditions of the Award by signing the original of this Agreement and returning it to the Company.

Very truly yours,

Mega Matrix Corp.

Yucheng Hu, Chief Executive Officer

ACCEPTANCE AND ACKNOWLEDGMENT

I, Xiangchen Gao, accept the Restricted Stock Unit Award described in this Agreement and in the Plan, and acknowledge receipt of a copy of this Agreement and the Plan, and acknowledge that I have read them carefully and that I fully understand their contents.

Dated:

Name:	Xiangchen Gao

Address: